UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                             Oasis Residential, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    674216106
                                 (CUSIP Number)



--------------------------------------------------------------------------------









                                Page 1 of 7 Pages

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:     LaSalle Advisors Capital Management, Inc.


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON        36-4160747
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |X|
                                                                       (b)   | |
--------------------------------------------------------------------------------
  3      SEC USE ONLY


--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                     77,200
                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     0
      OWNED BY        ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      77,200
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     222,500
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     299,700
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  SHARES*
   X Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership.
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    1.8%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:   ABKB/LaSalle Securities Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           36-3991973
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |X|
                                                                       (b)   | |
--------------------------------------------------------------------------------
  3      SEC USE ONLY


--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                                     112,550
                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     496,296
      OWNED BY        ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      112,500
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     514,576
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     627,126
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN  SHARES*
   X Excludes shares beneficially owned by LaSalle Advisors Capital Management, Inc.
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     3.9%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                     IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)  Name of Issuer:                     Oasis Residential, Inc.

         (b)  Address of Issuer's Principal Executive Offices

              4041 East Sunset Road, Henderson, NV 89014

Item 2.

         LaSalle Advisors Capital Management, Inc. provides the following information:

         (a)  Name of Person Filing:   LaSalle Advisors Capital Management, Inc.

         (b)  Address of Principal Business Office or, if none, Residence

              200 East Randolph Drive, Chicago, Illinois  60601

         (c)  Citizenship:                                  Maryland

         (d)  Title of Class of Securities:                 Common Stock

         (e)  CUSIP Number:                                 674216106


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)  Name of Person Filing: ABKB/LaSalle Securities Limited Partnership

         (b)  Address of Principal Business Office or, if none, Residence

              200 East Randolph Drive, Chicago, Illinois  60601

         (c)  Citizenship:                                  Maryland

         (d)  Title of Class of Securities:                 Common Stock

         (e)  CUSIP Number:                                 674216106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  | |  Broker or Dealer registered under Section 15 of the Act
         (b)  | |  Bank as defined in Section 3(a)(6) of the Act
         (c)  | |  Insurance Company as defined in Section 3(a)(19) of the Act
         (d) | | Investment Company registered under Section 8 of the Investment Company Act
         (e) |X|1 Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) | | Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g)  | |  Parent Holding  Company, in accordance with ss.240.13d-1(b)
                   (ii)(G) (Note:  See Item 7)
         (h)  | |  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
----------
1 This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         LaSalle Advisors Capital Management, Inc. provides the following information:

         (a)  Amount Beneficially Owned:                                 299,700
         (b)  Percent of Class:                                          1.8%
         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:            77,200

              (ii)  shared power to vote or to direct the vote:          0

              (iii) sole power to dispose or to direct the
                    disposition of:                                      77,200

              (iv)  shared power to dispose or to direct the
                    disposition of:                                      222,500

         ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)  Amount Beneficially Owned:                                 627,126
         (b)  Percent of Class:                                          3.9%
         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:            112,550

              (ii)  shared power to vote or to direct the vote:          496,296

              (iii) sole power to dispose or to direct the
                    disposition of:                                      112,550

              (iv)  shared power to dispose or to direct the
                    disposition of:                                      514,576


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         The two members of the Group are: LaSalle Advisors Capital  Management,
Inc.    ("LaSalle")   and   ABKB/LaSalle    Securities    Limited    Partnership
("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.

Dated: February 13, 1998

                                     LASALLE ADVISORS CAPITAL MANAGEMENT, INC.

                                          By:      /s/  William K. Morrill, Jr.
                                          Name:  William K. Morrill, Jr.
                                          Title:    Managing Director


                                     ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                          By:      /s/  William K. Morrill, Jr.
                                          Name:  William K. Morrill, Jr.
                                          Title:    Managing Director